Exhibit 99.1

LENNAR CORPORATION
INDEPENDENT DIRECTORS COMMITTEE CHARTER
Purpose
The Independent Directors Committee (the “Committee”) of Lennar Corporation (the “Company”) is appointed by the Company's Board of Directors (the “Board”). Its primary functions are (1) to assist the Board, at the Board's request, in fulfilling its oversight responsibilities as needed, and in particular, to review or investigate matters that may involve conflicts between the interests of the Company and those of one or more members of the Company's senior management, and (2) to perform other duties delegated to it by the Board. The Committee functions separately from, and in addition to, but not in lieu of, the Company's Audit Committee. The Committee will not undertake to perform any of the responsibilities of the Audit Committee set forth in the Audit Committee's charter.
Organization

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The Committee will consist of at least three members. Committee Members will be appointed, and may be replaced or removed, by the Board at any time. All members of the Committee must be "independent," as that term is defined under the Corporate Governance Standards of the New York Stock Exchange, as those standards may be amended from time to time.

•	The Board will designate a member of the Committee to be the chairman of the Committee.

•	The Committee will create its own rules of procedure, including rules regarding notice of meetings, quorum and voting.

•	The Committee may create subcommittees to perform particular functions, either generally or in specific instances.

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Minutes will be kept with regard to each meeting of the Committee, which will record all actions taken by the Committee. Copies of the minutes of each meeting of the Committee will be sent promptly after the meeting to all members of the Board.

Responsibilities and Powers
To fulfill its purposes, the Committee will:
1. Upon request by the Board, review or investigate matters referred to it by the Board and, to the extent appropriate, make recommendations to the Board with respect to those matters.
2. To the extent the Committee deems advisable, retain, or consult with the Company's internal or external, legal counsel, and retain accounting and other experts, to assist the Committee with respect to matters referred to it.
3. Conduct an annual evaluation of its own performance.
4. Conduct an annual review of this Charter and recommend to the Board any changes the Committee deems appropriate.